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                                                                    EXHIBIT 99.2

                          Barington Capital Group, L.P.
                               888 Seventh Avenue
                               New York, NY 10019






January 5, 2007


Special Committee of the Board of Directors
L Q Corporation, Inc.
888 Seventh Avenue
New York, NY 10019
Attn:  Mr. Steven Berns
       Chairman

Dear Steven:

         Reference is hereby made to the Agreement and Plan of Merger (the "Merger Agreement") which is being executed contemporaneously herewith, by and among Dynabazaar, Inc., a Delaware corporation ("Dynabazaar"), LQ Merger Corp., a Delaware corporation and a direct, wholly owned subsidiary of Dynabazaar ("LMC"), and L Q Corporation, Inc., a Delaware corporation ("LQ"). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

         Barington Capital Group, L.P. ("Barington") and its affiliates are collectively the beneficial owners of approximately 7.2% of the outstanding shares of LQ Common Stock. In connection with the Merger, Barington hereby irrevocably and unconditionally agrees to vote, and to cause its affiliates to vote, all of the shares of LQ Common Stock now owned or hereafter acquired by Barington and its affiliates in respect of the Merger, in proportion to the votes of the other stockholders of LQ.



                                  BARINGTON CAPITAL GROUP, L.P.
                                  By:  LNA Capital Corp., its general partner


                                  By: /s/ James A. Mitarotonda
                                      ----------------------------------------
                                  Name:  James A. Mitarotonda
                                  Title: President and CEO